EXHIBIT 99.1

U.S. SECURITIES AND EXCHANGE COMMISSION

Litigation Release No. 19171 / April 6, 2005

SECURITIES AND EXCHANGE COMMISSION V. SEALIFE CORPORATION, ET AL., Civil Action No. 05-M-622 (CBS) (D. Colo.)

On April 5, 2005, the United States Securities and Exchange Commission filed a civil complaint against SeaLife Corporation, its president, and several of its promoters alleging that they engaged in a manipulative distribution of unregistered stock. SeaLife is a Delaware corporation based in Culver City, California, which develops environmental products, including a boat paint and a soil enhancer. The complaint also names SeaLife's president Robert E. McCaslin of Marina Del Rey, California, Roland M. Thomas of Las Vegas, Nevada, ERT Technology Corporation, a Delaware corporation owned by Thomas, Douglas A. Glaser and Barry S. Griffin of Denver, Colorado, Jeffrey A. Hayden of Walden, Colorado, and Morgan J. Wilbur III of Savannah, Georgia. Glaser was barred in 1997 by the Commission from association with securities brokers and dealers (Sky Scientific, Inc., Sec. Act Rel. No. 7412 (April 3, 1997)).

According to the complaint, SeaLife went public in December 2002 through reverse merger with a public shell call Integrated Enterprises, Inc. At the same time, McCaslin retained Thomas to raise capital for SeaLife and promote the company to investors, and to raise $400,000 to pay the principal shareholders of the shell and complete the takeover of the shell by McCaslin and other new management. Thomas devised a plan with Glaser to meet those goals. To carry out the plan, SeaLife issued one million shares to Thomas, Glaser, and an employee of ERT and registered the stock with the Commission on Form S-8, which registers stock issued to a company's employees and consultants. However, the complaint alleges that Form S-8 was improperly used because Thomas and Glaser were retained to raise capital for SeaLife and to promote and maintain the market for SeaLife stock.

The complaint further alleges that Thomas and Glaser transferred portions of their stock to Griffin, Hayden, and Wilbur for ultimate sale to the public through brokerage transactions. Between January and March 2003, Thomas, ERT, Glaser, Griffin, Hayden, and Wilbur sold most of the one million shares. While this distribution was occurring, SeaLife embarked on a publicity campaign using press releases, a corporate fact sheet, and a business plan. The latter two documents were disseminated to brokers and investors and also placed on SeaLife's web site for public review. The complaint alleges that the publicity included materially false and misleading information. Specifically, SeaLife allegedly claimed that its products were ready to be marketed, when in fact the company needed capital to conduct further testing; that SeaLife's intellectual property was worth more than $60 million, when in fact SeaLife carried the property on its books at less than $1.5 million; and that SeaLife projected over $5 million sales during its first year and significant profits based on a 70% gross margin, when in fact the company had no basis for figuring its sales margin and could not meet its projections without additional product testing and capital. In addition, the publicity campaign did not disclose the $400,000 owed to the principal shareholders of the shell or the fact that the company had retained Thomas and Glaser to sell


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SeaLife  stock to pay  that  debt  and  raise  capital.  Filings  made  with the
Commission on Form 8-K allegedly compounded the false and misleading impact of the publicity campaign.

The complaint further alleges that Thomas, ERT, Glaser, Griffin, Hayden, and Wilbur used manipulative techniques to distribute SeaLife stock. According to the complaint, they engaged in wash sales or matched trades, and purchased small amounts of the stock that they were distributing to create artificial trading volume and maintain the price for the distribution. Through these techniques, they were able to generate income for themselves, but they did not send any of that money back to SeaLife or to the prior principal shareholders of the shell. The complaint also alleges that SeaLife made false and misleading statements in an August 2003 press release about a renegotiation with the prior principal shareholders of the shell, which helped conceal the earlier fraudulent activities described above.

All defendants are charged with violating the securities registration and antifraud provisions of the federal securities laws, Sections 5(a) and (c) and 17(a) of the Securities Act of 1933 ("Securities Act"), Section 10(b) of the Securities Exchange Act of 1934 ("Exchange Act"), and Rule 10b-5 thereunder. Thomas, ERT, Glaser, Griffin, Hayden, and Wilbur are also charged with violating Rule 101 of Regulation M, an anti-manipulation rule that prohibits participants in a stock distribution from purchasing stock that they are distributing. The complaint also charges that McCaslin, Thomas, ERT, and Glaser violated ownership reporting provisions in Sections 13(d)(1) and 16(a) of the Exchange Act and Rules 13d-1 and 16a-3, and that Thomas, ERT, and Glaser violated Section
13(d)(2) and Rule 13d-2. Finally, the complaint charges that SeaLife violated the filings provisions, Section 13(a) of the Exchange Act and Rules 13a-11, 13a-13, and 12b-20, and that McCaslin aided and abetted those violations.

The Commission seeks permanent injunctions against all defendants, an order requiring Thomas, ERT, Glaser, Griffin, and Wilbur to provide an accounting and disgorgement, civil penalties against all defendants, an officer-and-director bar against McCaslin, and penny stock bars against Thomas, ERT, Glaser, Griffin, Hayden, and Wilbur.


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